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                                                                   EXHIBIT 10.18



                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT dated July 16, 2001 by and between CROSS MEDIA MARKETING CORPORATION, a Delaware corporation ("Employer") and DAN BERMAN ("Executive").

                                   BACKGROUND

      Employer desires to employ Executive on the terms and subject to the conditions set forth in this Agreement, and Executive desires to be employed by Employer on such terms and subject to such conditions.

      NOW, THEREFORE, in consideration of the premises, the respective covenants and commitments of the parties hereto set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

      1. Definitions. As used in this Agreement, the following capitalized terms shall have the meanings respectively assigned to them below, which meanings shall be applicable equally to the singular and plural forms of the terms so defined.

      "Board of Directors" shall mean the then current members of the Board of Directors of Employer.

      "Business Day" shall mean any day during which Employer is open for business in New York City, other than any Saturday, Sunday or legal holiday.

      "Cause" means failure to cure within a reasonable period of time any willful misconduct or gross negligence in the performance by Executive of his duties under this Agreement which results in material injury to Employer, or the commission of any willful act which is materially inimical to the business or interests of the Employer. No act or failure to act on Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Employer. Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a notice of intent to terminate providing a reasonable period to cure together with a copy of a resolution, duly adopted by the Board of Directors at a meeting called and held for that purpose (after reasonable notice to Executive of the meeting and the particulars of the grounds for termination and an opportunity for him, together with his counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors based upon clear and convincing evidence, Executive was guilty of conduct constituting Cause for termination and specifying the particulars thereof in detail. Executive's attendance or non-attendance at any such meeting of the Board of
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Directors shall in no way prejudice Executive's rights hereunder or to submit such decision to judicial review.

      "Change of Control" shall be deemed to have occurred if as the result of any cash tender or exchange offer, merger or other business combination, sale of assets, sale of stock or other ownership interests, or contested election, or any combination of the foregoing transactions ("Transaction"), either (i) all or any substantial part of the assets or business of Employer and its Subsidiaries is transferred to any Person that is not a Subsidiary of Employer or (ii) the individuals who were directors of Employer before the Transaction shall cease to constitute a majority of the Board of Directors.

      "Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto.

      "Commencement Date" means July 16, 2001.

      "Expenses" shall mean all expenses to be paid by Employer on behalf of Executive or for which Executive is entitled to be reimbursed under Section 5 herein (including without limitation Sections 5.4 and 5.6).

      "Good Reason" means (i) the relocation of Executive to an office outside a 50-mile radius of the City of Atlanta, Georgia or (ii) any request by Employer that Executive perform acts that would subject Executive to criminal liability.

      "MOS" shall mean Media Outsourcing, Inc., a Subsidiary of Employer.

      "Options" shall mean stock options to purchase shares of Employer's common stock.

      "Person" means an individual, corporation, partnership, estate, limited liability company, association, cooperative, joint venture, trust, unincorporated organization, or a government or any agency, branch or political subdivision thereof.

      "Subsidiary" or "Subsidiaries" means any Person, 50% or more of the outstanding voting power of which shall at the time be owned by Employer or by one or more Subsidiaries, or any other Person, 50% or more of the equity of which shall at the time be owned by Employer or by one or more Subsidiaries.

      "TBC" means TBC Telemarketing, Inc., a Georgia corporation.

      "Term" means the period from the Commencement Date through June 30, 2004.

      "Year" means Year 2001, 2002, 2003, or 2004.

      "Year 2001" means the period beginning on the Commencement Date and ending December 31, 2001.

      "Year 2002" means the twelve months ending December 31, 2002.



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      "Year 2003" means the twelve months ending December 31, 2003.

      "Year 2004" means the six months ending June 30, 2004.

      2. Employment. Employer offers and Executive accepts employment and agrees to perform services for Employer for the period and upon the other terms and subject to the conditions set forth in this Agreement.

      3. Employment Term. Unless terminated at an earlier date in accordance with Section 8 below, the initial term of Executive's employment hereunder shall commence on the Commencement Date and shall continue until June 30, 2004. If Employer chooses not to extend this Agreement beyond June 30, 2004, Employer shall pay Executive a severance payment of $125,000, to be paid in 12 equal monthly installments beginning on July 1, 2004.

      4.    Position and Duties; Representations and Warranties.

            4.1 Service With Employer. Executive shall be Employer's Senior Vice President-Operations. During the term of this Agreement, Executive agrees to perform all duties consistent with such position and to report to the President of Employer. Executive shall have the powers, duties and responsibilities consistent with his position, including without limitation those set forth on Exhibit A hereto. If Executive is elected to serve as a director of Employer or of one or more subsidiaries of Employer, Executive shall serve in such capacities but shall not be entitled to any additional compensation for such service; provided, however, Executive shall be entitled to reimbursement of reasonable out-of-pocket expenses incurred by Executive in connection with his service as a director of Employer or of one or more subsidiaries of Employer in accordance with Employer's policies.

            4.2 Performance of Duties. Executive agrees to serve Employer faithfully and to the best of his ability and to devote his full business time, attention and best efforts to the business and affairs of Employer during the term of this Agreement. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the term of this Agreement he will not render or perform services for any other Person which are inconsistent with the provisions of this Agreement; provided, however, that Executive may render or perform services for TBC provided such services do not in any substantial way adversely affect or interfere with Executive's services and performance hereunder.

            4.3 Representations and Warranties of Executive. Executive represents and warrants to Employer that, as of the date hereof and throughout the term of this Agreement:

                  (a) Executive is not and will not in any way whatsoever be contractually restricted or prohibited from entering into this Agreement and performing the services and obligations herein contained; and

                  (b) Executive's execution of this Agreement and his performance of the services and obligations herein contained, do not and will not constitute a default or


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      an event that, with or without notice or lapse of time or both, would be a default, breach or violation of any agreement, contract, instrument or arrangement to which Executive is a party or by which Executive is bound.

            4.4 Representations and Warranties of Employer. Employer represents and warrants to Executive that, as of the date hereof and throughout the term of this Agreement:

                  (a) It is not and will not in any way whatsoever be contractually restricted or prohibited from entering into this Agreement and performing its obligations herein contained; and

                  (b) Its execution of this Agreement, and its performance of its obligations herein contained, do not and will not constitute a default or an event that, with or without notice or lapse of time or both, would be a default, breach or violation of any agreement, contract, instrument or arrangement to which it is a party or by which it is bound.

            4.5   Location. Executive shall be based at MOS's principal offices.

      5.    Compensation and Benefits.

            5.1 Base Salary. Executive shall be entitled to a minimum annual base salary ("Salary") of (i) $225,000 during Year 2001 and (ii) $250,000 during Years 2002, 2003 and 2004. The Salary shall be paid in accordance with Employer's normal payment schedule for executive employees. The Salary shall be pro-rated for any Year which is less than twelve months.

            5.2 Bonuses. (a) In each Year, Executive shall be entitled to quarterly bonuses of a minimum of $6,250 and a maximum of $25,000. The actual amounts of the quarterly bonuses in Year 2001 (which will only be payable with respect to the last two fiscal quarters of such Year) will be based upon the Employer' s EBITDA results and applicable bonus amounts for each such quarter as set forth on Exhibit B hereto, and in Years 2002, 2003 and 2004 (which will only be payable with respect to the first two fiscal quarters of such Year) will be based upon Employer's achieving the applicable quarterly performance goals set by the Board of Directors for each of such Years. All minimum quarterly bonuses shall be paid on the last day of each fiscal quarter during each Year and any additional quarterly bonuses shall be paid by Employer to Executive quarterly in arrears within five (5) days after Employer's filing of the SEC Form 10Q quarterly and SEC Form 10K annual periodic reports for each of such Years.

                        (b) Executive may be entitled to an annual bonus for each Year as follows: Executive's annual bonus for Year 2001 shall be $12,500 if Employer's consolidated revenues during its year ending December 31, 2001 are at least $100 million; Executive's annual bonuses for Years 2002, 2003 and 2004 (which if earned will be pro-rated and paid as provided below) shall be up to $25,000, the actual amount to depend upon Employer's achieving the annual performance goals set by the Board of Directors for each of


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such Years. All annual bonuses will be paid by Employer to Executive within five
(5) days after the Employer's filing of its SEC 10-K annual report required to be filed for each of such Years.

            5.3 Other Benefits. Executive shall have the right to participate in all Employer benefit plans which may be in effect for executive employees from time to time, including, without limitation, group health and dental insurance, group life insurance, disability insurance, and retirement, 401(K) profit sharing and pension plans in accordance with the terms and conditions thereof. If Employer does not have and maintain a long-term disability insurance program satisfactory to Executive, Employer shall pay or reimburse Executive for the annual premiums (not to exceed $5,000 per Year) on a disability income insurance policy owned by and covering Executive.

            5.4 Expenses. Employer shall pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in the performance of his duties under this Agreement, subject to the presentment by Executive of appropriate vouchers in accordance with Employer's normal policies for expense verification.

            5.5 Vacation. Executive shall be entitled to three weeks vacation each Year during the term of this Agreement beginning with Year 2002. Any vacation taken by Executive shall be taken at such time as is reasonably convenient in relationship to the needs of the business of Employer. Vacation time shall not accrue beyond the Year in question; provided, however, that any vacation time not taken during any Year due to constraints imposed by Employer's business requirements shall accrue beyond the Year in question.

            5.6 Automobile. Executive shall be reimbursed for 80% of his monthly automobile lease or purchase payments and other expenses incidental to the operation of such automobile, subject to a maximum reimbursement of $1,000 per month (which maximum amount will increase by 5% on each July 1 after the Commencement Date) and to his presentment of appropriate vouchers and documentation in accordance with Employer's normal policies for expense and business use verification.

            5.7 Life Insurance. Employer shall provide Executive with additional term life insurance coverage of $1,000,000, provided Executive can pass a standard physical. Such coverage shall be provided by the same insurer as provides the coverage under Employer's group life insurance plan, or another carrier acceptable to Executive.

            5.8 Stock Options. On the Commencement Date, Employer will grant to Executive the stock options described in Exhibit C hereto.

      6.    Restrictive Covenants.

            6.1 Certain Definitions. For purposes of this Section 6, the following terms shall have the following meanings:



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                  "Competitive Activity" means any activity conducted in the
Restricted Area which directly competes with Employer's magazine business or which provides services to any entity or person that directly competes with Employer's magazine business, whether as a proprietor, partner, shareholder, owner, member, employer, employee, independent contractor, venturer or otherwise.

                  "Competitor" means any Person, other than Employer, which at any time during the Restriction Period engages in any Competitive Activity.

                  "Confidential Information" means all information of or relating to Employer, its business or practice, which is not generally known or available to the public (whether or not in written or tangible form) including, without limitation, customer lists, supplier lists, processes, know-how, trade secrets, pricing policies and other confidential business information.

                  "Confidential Materials" means any and all documents, records, reports, lists, notes, plans, materials, programs, software, disks, diskettes, recordings, manuals, correspondence, memoranda, magnetic media or any other tangible media (including, without limitation, copies or reproductions of any of the foregoing) in which any Confidential Information may be contained.

                  "Employer" means Employer and its Subsidiaries, whether now or in the future.

                  "Person" means an individual, proprietorship, partnership, joint venture, corporation, limited liability company, association, trust, estate, unincorporated organization, a government or any branch, subdivision, department or agency thereof, or any other entity.

                  "Personnel" means any and all employees, contractors, agents, vendors, suppliers, consultants or other Persons rendering or providing goods or services to Employer for compensation in any form, whether employed by or independent of Employer.

                  "Restricted Area" means the United States, Canada, and their respective territories and possessions, except that the Restricted Area shall be worldwide with respect to any Competitive Activity involving the Internet, the World Wide Web, telemarketing, telephony or other electronic or similar media.

                  "Restriction Period" means the period of time, commencing on the date hereof and expiring two (2) years after the termination of Executive's employment with Employer pursuant to this Agreement, voluntarily or involuntarily, for any reason whatsoever, subject to extension pursuant to
Section 6.6 below.



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            6.2   Confidentiality.

                  (a)   Confidential Information. Subject to Section 6.2(c):

                        (1) Duty to Maintain Confidentiality. Executive shall maintain in strict confidence and duly safeguard to the best of his ability any and all Confidential Information.

                        (2) Covenant Not to Disclose, Use or Exploit. Executive shall not, directly or indirectly, disclose, divulge or otherwise communicate to anyone or use or otherwise exploit for the benefit of anyone, other than Employer, any Confidential Information.

                        (3) Confidential Materials. All Confidential Information and Confidential Materials are and shall remain the exclusive property of Employer and no Confidential Materials may be copied or otherwise reproduced, removed from the premises of Employer or entrusted to any Person (other than Employer or the Personnel entitled to such materials) without prior written permission from Employer.

                  (b) Survival of Covenants. Notwithstanding anything herein to the contrary, the covenants set forth in this Section 6.2 shall survive the termination of this Agreement and any other agreement among any or all of the parties hereto (regardless of the reason for such termination), unless terminated by a written instrument that expressly terminates by specific reference the covenants set forth in this Section 6.2.

                  (c) Permitted Activities. If Executive receives a request or demand for Confidential Information (whether pursuant to a discovery request, subpoena or otherwise), Executive shall promptly give Employer written notice thereof and shall fully cooperate and assist Employer in whatever efforts Employer may make to resist or limit disclosure or to obtain a protective order or other appropriate remedy to limit or prohibit further disclosure or use of such Confidential Information. If Executive complies with the preceding sentence but nonetheless becomes legally compelled to disclose Confidential Information, Executive shall disclose only that portion of the Confidential Information that he is legally compelled to disclose.

            6.3 Covenant not to Compete. During the Restriction Period, Executive shall not, directly or indirectly, whether as a sole practitioner, owner, partner, shareholder, investor, employee, employer, venturer, independent contractor, consultant or other participant, (i) own, manage, invest in or acquire any economic stake or interest in any Person involved in a Competitive Activity, (ii) derive economic benefit from or with respect to any Competitive Activity by any Person or (iii) otherwise engage or participate in any manner whatsoever in any Competitive Activity; provided, however, this Section 6.3 shall not restrict Executive from owning less than 2% of the publicly traded debt or equity securities issued by a corporation or other entity or from having any other passive investment that creates no conflict


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of loyalty or interest with any duty owed to Employer. Executive shall be deemed to have derived economic benefit in violation of this Section 6.3 if, among other things, any of his compensation or income is in any way related to any Competitive Activity conducted by any Person. Further, during the Restriction Period Executive shall not directly or indirectly advance, cooperate in or help or aid any Competitor in the conduct of any Competitive Activity.

            6.4 Covenant not to Interfere. During the Restriction Period, Executive shall not, directly or indirectly, recruit, solicit or otherwise induce or influence any Personnel of Employer to discontinue, reduce the extent of, discourage the development of or otherwise harm such Personnel's relationship or commitment to Employer. Conduct prohibited under this Section
6.4 shall include, without limitation, employing, seeking to employ or causing, aiding, inducing or influencing a Competitor to employ or seek to employ any Personnel of Employer.

            6.5 Equitable Relief. Each of the parties acknowledges that the provisions and restrictions of this Section 6 are reasonable and necessary for the protection of the legitimate interests of Employer. Each of the parties further acknowledges that the provisions and restrictions of this Section 6 are unique and that any breach or threatened breach of any of such provisions or restrictions will provide Employer with no adequate remedy at law, and the result will be irreparable harm to Employer. Therefore, the parties hereto agree that upon a breach or threatened breach of the provisions or restrictions of this Section 6, Employer shall be entitled, in addition to any other rights and remedies which may be available to it, to institute and maintain proceedings at law or in equity, to recover damages, to obtain an equitable accounting of all earnings, profits or other benefits resulting from such breach or threatened breach and to obtain specific performance or a temporary and permanent injunction.

            6.6 Full Restriction Period. If Executive violates any restrictive covenant contained herein and Employer institutes action for equitable relief, Employer, as a result of the time involved in obtaining such relief, shall not be deprived of the benefit of the full Restriction Period. Accordingly, the Restriction Period shall be deemed to have the duration specified in Section 6.1, computed from and commencing on the date on which relief is granted by a final order from which there is no appeal, but reduced, if applicable, by the length of time between the date the Restriction Period commenced and the date of the first violation of any restrictive covenant by Executive.

            6.7 Equitable Accounting. Employer shall have the right to demand and receive equitable accounting with respect to any consideration received by Executive in connection with activities in breach of the restrictive covenants herein, and Employer shall be entitled to payment from Executive of such consideration on demand.

            6.8 Prior Breaches. Neither the expiration of the Restriction Period nor the termination of the status of any customer of Employer or Personnel as such (whether or not due to a breach hereof by Executive) shall preclude, limit or otherwise affect the rights and


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remedies of Employer against Executive based upon any breach hereof during the
Restriction Period or before such status of Customer or Personnel terminated.

            6.9 Noncircumvention of Covenants. Executive acknowledges and agrees that, for purposes of this Agreement, an action shall be considered to have been taken by Executive "indirectly" if taken by or through (a) any member of his family (whether a close or distant relation by blood, marriage or adoption), (b) any Person owned or controlled, solely or with others, directly or indirectly by Executive or a member of his family, (c) any Person of which he is an owner, partner, employer, employee, trustee, independent contractor or agent, (d) any employees, partners, owners or independent contractors of any such Person or (e) any other one or more representatives or intermediaries, it being the intention of the parties that Executive shall not directly or indirectly circumvent any restrictive covenant contained herein or the intent thereof.

            6.10 Notice of Restrictions. During the Restriction Period, Executive shall notify each prospective employer, partner or co-venturer of the restrictions contained in this Agreement. Employer is hereby authorized to contact any of such Persons for the purpose of providing notice of such restrictions.

            6.11 Reduction of Restrictions by Court Action. Each of the provisions hereof including, without limitation, the periods of time, geographic areas and types and scopes of duties of, and restrictions on the activities of, the parties hereto specified herein are and are intended to be divisible, and if any portion thereof (including any sentence, clause or word) shall be held contrary to law or invalid or unenforceable in any respect in any jurisdiction, or as to one or more periods of time, areas or business activities or any part thereof, the remaining provisions shall not be affected but shall remain in full force and effect, and any such invalid or unenforceable provision shall be deemed, without further action on the part of any party hereto or other Person, modified and amended to the minimum extent necessary to render the same valid and enforceable in such jurisdiction.

            6.12 Fairness of Restrictions. Executive acknowledges and agrees that (a) compliance with the restrictive covenants set forth herein would not prevent him from earning a living that involves his training and skills without relocating, but only from engaging in unfair competition with, misappropriating a corporate opportunity of, or otherwise unfairly harming Employer and (b) the restrictive covenants set forth herein are intended to provide a minimum level of protection necessary to protect the legitimate interests of Employer. In addition, the parties acknowledge that nothing herein is intended to or shall, limit, replace or otherwise affect any other rights or remedies at law or in equity for protection against unfair competition with, misappropriation of corporate opportunities of, disclosure of confidential and proprietary information of, or defamation of Employer, or for protection of any other rights or interest of Employer.



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      7.    Indemnification.

            7.1   Generally.

                  (a) Employer shall indemnify and hold harmless Executive to the fullest extent lawful from and against, and Executive shall have no liability to the Employer or its owners, parents, creditors (past, present or future) or security holders for, any and all Losses, Expenses and Claims related to or arising out of an Indemnifiable Event, except that no indemnification shall be made in respect of any Claims, Losses or Expenses arising out of an otherwise Indemnifiable Event as to which Executive's actions or conduct shall have finally been adjudicated to constitute gross negligence or willful misconduct. The terms "Expenses", "Claims", "Losses" and "Indemnifiable Event" shall have the meanings given them in Section 7.7 below.

                  (b) Employer shall not settle any pending or threatened Claim related to or arising out of an Indemnifiable Event (whether or not Executive is a party to such Claim) unless such settlement includes a provision unconditionally releasing Executive from and holding Executive harmless from and against any and all Losses and Expenses in respect of all Claims by any Person related to or arising out of such Indemnifiable Event.

                  (c) Employer shall promptly advance to Executive all Expenses as they are incurred by Executive in connection with investigating, preparing or defending, or providing evidence in, any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not Executive is a party to such Claim) or in enforcing this Agreement. If Executive makes a claim hereunder for payment (or advancement) of Expenses, such Expenses shall be paid (or advanced) promptly even if Employer reserves the right to obtain a refund thereof to the extent that such Expenses were incurred in connection with a Loss, Expense or Claim as to which there is a final judicial determination that Executive is not entitled to indemnification pursuant to this Agreement.

            7.2 Indemnification for Additional Expenses. Employer shall indemnify Executive against and reimburse for and advance to Executive any and all Expenses that are incurred by Executive in connection with any Claim asserted against or action brought by Executive for (a) indemnification of Expenses by Employer under this Agreement or any other agreement or provision of Employer's Certificate of Incorporation or By-laws now or hereafter in effect relating to Claims for Indemnifiable Events or (b) recovery under any directors' and officers' liability insurance policies.

            7.3 Partial Indemnity. If Executive is entitled to indemnification for a portion (but not all) of the Expenses and Losses relating to a Claim, Employer shall indemnify Executive for such portion. To the extent Executive has been successful (in whole or in part) on the merits or otherwise in defense of any Claim relating to an Indemnifiable Event or in


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defense of any issue or matter therein, Executive shall be indemnified against all Expenses incurred in connection therewith.

            7.4 No Presumption. The termination of any Claim by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that Executive is not entitled to indemnification hereunder.

            7.5 Non-exclusivity. The rights of Executive hereunder shall be in addition to any and all other rights Executive may have under Employer's By-laws or Certificate of Incorporation, any vote by Employer's shareholders or disinterested directors, or applicable law. Subject to the provisions of Section 7.1(a) hereof, to the extent that a change in applicable law permits or provides greater indemnification than is afforded under Employer's By-laws or Certificate of Incorporation and this Agreement, Executive shall enjoy by this Agreement the greater benefits so afforded by that change.

            7.6 Liability Insurance. If and to the extent that Employer from time to time maintains an insurance policy or policies providing directors' and officers' liability insurance (a "D&O Policy"), Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available under such policy or policies for any officer or director of Employer. If Employer fails or is unable to obtain or maintain a D&O Policy providing at least $5 Million of aggregate coverage, Executive shall have the right to terminate his employment hereunder, and the provisions of
Section 8.2(d) (and not 8.2(b)) shall apply to such termination.

            7.7   Defined Terms.

                  (a) "Claims": any threatened, asserted, pending or completed action (including shareholder actions), suit or proceeding, whether civil, criminal, administrative or investigative, or any inquiry or investigation (including discovery), whether conducted by Employer or any other Person, that might lead or is threatened to lead to the institution of any such action, suit or proceeding.

                  (b) "Expenses": all costs, expenses (including attorneys', advisors' and expert witnesses' fees and expenses) and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Claim.

                  (c) "Indemnifiable Event": any omission, event or occurrence related to or in any way connected with or arising out of the fact that Executive is or was a director, officer, employee, agent or fiduciary of Employer, or is or was serving at the request of Employer as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by Executive in any such capacity. For purposes of this Agreement, Employer


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            agrees that Executive's service on behalf of or with respect to any parent, subsidiary or affiliate of Employer shall be deemed to be at the request of Employer.

                  (d) "Losses": any judgments, liabilities, debts, excise taxes, fines, penalties and amounts paid or required to be paid in settlement.

      8.    Termination.

            8.1 Bases for Termination. The employment relationship created under this Agreement between Employer and Executive shall terminate prior to the expiration of the initial term of this Agreement or any extension thereof only upon the occurrence of any one of the following events (provided, however, that the giving of notice provided for below shall not create a presumption that the event has in fact occurred):

                  (a)   The death of Executive;

                  (b) Executive shall become Permanently Disabled (for purposes of this subsection (b), "Permanently Disabled" shall have the meaning as set forth in Section 8.5 hereof);

                  (c) Immediately upon delivery to Executive by Employer of written notice of termination for Cause;

                  (d) Thirty (30) days after delivery to Employer by Executive of written notice of Executive's voluntary and unilateral termination of this Agreement without Good Reason;

                  (e) Immediately upon delivery to Employer by Executive of written notice of termination for breach of this Agreement by Employer, which notice shall specify such alleged breach and may be given (i) 20 days after Employer has failed to make any payment to Executive hereunder when due, provided the payment has not been made within such 20 day period, (ii) after Employer has failed to perform or has otherwise breached any non-monetary provision of this Agreement, which failure or breach is not capable of being cured within 30 days or (iii) after Employer has failed to perform or otherwise breached any nonmonetary provision of this Agreement, which failure or breach is capable of being cured within 30 days and which failure or breach has not been cured within 30 days after notice of such failure or breach is given by Executive to Employer. Employer's breach of this Agreement shall include (but shall not be limited to) the following: (i) Employer's attempted assignment to Executive of any duties inconsistent with his status of Senior Vice President-Operations of Employer or attempted adverse alteration in the nature or status of Executive's responsibilities from those in effect upon commencement of his employment hereunder; (ii) Employer's attempted reduction in Executive's Salary or Bonus; (iii) Employer's requiring Executive to be based anywhere other than MOS's


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            principal executive offices; (iv) the failure by Employer to continue in effect any compensation plan in which Executive is participating which is material to Executive's total compensation;
            (v) the failure by Employer to continue to provide Executive with benefits substantially identical to those provided to Executive under this Agreement; or (vi) the failure by Employer to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement;

                  (f) Immediately upon delivery to Employer by Executive of written notice of termination after the occurrence of a Change of Control;

                  (g) Immediately upon delivery to Executive by Employer of written notice of termination without Cause; or

                  (h) Immediately upon delivery to Employer by Executive of written notice of termination for Good Reason.

Notwithstanding any termination of employment, Executive, in consideration of his employment hereunder to the date of such termination and the payment by Employer of the compensation payable hereunder, agrees to remain bound by the provisions of Sections 6 and 8.3 hereof for the periods (except that if termination is pursuant to clauses (e) or (g) above, the periods under Sections
6.3 and 6.4 shall be limited to the remainder of the Term), geographic area and scope specified therein, and Employer, in consideration of its receipt of Executive's services hereunder to the date of such termination, agrees to remain bound by the provisions of Section 8.2 hereof.

            8.2    Effect of Termination.

                  (a) If Executive's employment is terminated pursuant to clauses (a) or (b) of Section 8.1 hereof, Executive shall be entitled to receive his Salary pro-rated through the effective date of such termination (which shall be the date of death or the date Executive becomes Permanently Disabled), which pro-rated Salary shall be paid to Executive within 15 days of such effective date, and any Bonus payable for the Year during which such termination occurred pro-rated through the effective date of such termination, which pro-rated Bonus shall be paid on the next scheduled bonus payment date. Executive shall also be entitled to reimbursement for all Expenses incurred by Executive prior to such effective date, to the extent that such expenses have not been previously reimbursed by Employer, which Expenses shall be paid to Executive within 15 days after Executive (or his representative) submits to Employer appropriate documentation as required hereunder.

                  (b) If Executive's employment is terminated pursuant to clauses (c) or (d) of Section 8.1 hereof, Executive shall be entitled to receive his Salary pro-rated through the effective date of such termination, which pro-rated Salary shall be paid to Executive within 15 days of such effective date. Executive shall


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
            also be entitled to reimbursement for Expenses incurred by Executive prior to such effective date, to the extent that such expenses have not been previously reimbursed by Employer), which Expenses shall be paid to Executive within 15 days after Executive submits to Employer appropriate documentation as required hereunder.

                  (c) If Executive's employment is terminated pursuant to clauses (e), (g) or (h) of Section 8.1 hereof, (i) Employer shall
            (x) continue to pay to Executive his Salary in effect as of the date immediately prior to the effective date of such termination, and shall continue to provide all payments and benefits contemplated by
            Section 5 hereof for the remainder of the Term, and (y) reimburse Executive for all Expenses incurred prior to such effective date, to the extent that such Expenses have not been previously reimbursed by Employer, which Expenses shall be paid to Executive within 15 days after Executive submits to Employer appropriate documentation as required hereunder, (ii) all unvested Options shall immediately become fully vested and exercisable and (iii) Executive shall be entitled to receive all guaranteed Bonuses payable for the remaining Years of the Term, and (iv) Executive shall have all other rights and remedies available to him at law or in equity arising out of Employer's breach.

                  (d) If Executive's employment is terminated pursuant to clause (f) of Section 8.1 hereof, (i) Employer shall pay to Executive all payments required under clause (a) of this Section 8.2, (ii) Employer shall also pay to Executive, within 30 days of such termination, a severance payment of $200,000 and (iii) all unvested Options shall immediately become fully vested and exercisable.

            8.3 Surrender of Records and Property. Upon termination of his employment with Employer, Executive shall promptly deliver to Employer all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations and copies thereof, which are the property of Employer or which relate in any way to the business, products, practices or techniques of Employer, and all other property, trade secrets and confidential information of Employer, including, without limitation, all documents which in whole or in part contain any trade secrets or confidential information of Employer, which in any of these cases are in his possession or under his control.

            8.4 No Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer, or otherwise.

            8.5 Permanently Disabled. For purposes of Section 8.1(b) hereof, Executive shall be "Permanently Disabled" when Executive is unable to continue his normal duties of employment, by reason of a medically determined physical or mental impairment, for a


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
continuous period of nineteen (19) consecutive weeks or for any twenty-six (26) weeks within a fifty-two (52) week period (or such longer period, not to exceed thirty-eight (38) weeks, if Executive's disability insurance policy requires a benefit waiting period longer than such six month period).

      9.    Miscellaneous.

            9.1 Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF DELAWARE AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SAID STATE.

            9.2 Entire Agreement. This Agreement (together with the exhibits attached hereto, which hereby are incorporated by reference) contains the entire agreement of the parties hereto relating to the employment of Executive by Employer and the other matters discussed herein and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

            9.3 Withholding Taxes. Employer may withhold from any compensation or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

            9.4 Supplements and Amendments. This Agreement may be supplemented or amended only upon the written consent of each of the parties hereto.

            9.5 Assignment. Except as expressly provided below, this Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party. Employer may, without the prior written consent of Executive, assign its rights and obligations under this Agreement to any other corporation, firm or other business entity with or into which Employer may merge or consolidate, or to which Employer may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, Employer; provided, however, that such assignment may be made without Executive's prior written consent only if (a) such assignment has a valid business purpose and is not for the purpose of avoiding Employer's obligations hereunder or Executive's realization of the benefits of this Agreement and (b) the assignee expressly assumes in writing all obligations and liabilities to Executive hereunder. Employer will cause any purchaser of all or substantially all of the assets of Employer, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such purchase had taken place. This Agreement shall be binding upon and inure to the benefit of Employer and their respective successors and permitted assigns. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's heirs, personal or legal representatives and beneficiaries. If this Agreement is terminated pursuant to clause (a)


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of Section 8.1 hereof, all amounts payable pursuant to clause (a) of Section 8.2 hereof shall be paid to Executive's designated beneficiaries or, if no such beneficiaries have been designated, to Executive's estate.

            9.6 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

            9.7 Severability. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable and/or invalid by a court of competent jurisdiction, in whole or in part, the remaining provisions shall nevertheless be binding, enforceable and in full force and effect.

            9.8 Titles and Headings. The titles and headings of the various Sections of this Agreement are intended solely for convenience of reference and not intended for any purpose whatsoever to explain, modify or place any construction upon any of the provisions hereof.

            9.9 Attorneys' Fees. In the event that any party hereto brings suit against the other party, based upon or arising out of a breach or violation of this Agreement, each party hereto agrees that the party who is successful on the merits, upon final adjudication from which no further appeal can be taken or is taken within the time allowed by law, shall be entitled to recover his or its reasonable attorneys, fees and expenses from the party which is not successful.

            9.10 Injunctive Relief. Executive agrees that it would be difficult to compensate Employer fully for damages for any violation of the provisions of Sections 6 and 8.3 hereof. Accordingly, Executive specifically agrees that Employer shall be entitled to temporary and permanent injunctive relief to enforce such provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of Employer to claim and recover damages in addition to injunctive relief.

            9.11 Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered (which shall include personal delivery and delivery by courier, messenger or overnight delivery service) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:




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            If to Executive:      Mr. Dan Berman
                                  385 Eastcote Drive
                                  Atlanta, Georgia 30350

            If to Employer:       Cross Media Marketing Corporation
                                  461 Fifth Avenue - 19th Floor
                                  New York City, NY 10017


                                  Attn: Richard Kaufman, President


or to such other address of which either party gives notice to the other party in accordance herewith, except that notices of change of address shall be effective only upon receipt.

            9.12 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.


                                 CROSS MEDIA MARKETING CORPORATION

                                 By: /s/Richard Kaufman
                                    ---------------------------------------
                                     RICHARD KAUFMAN

WITNESS:

                                 /s/ Dan Berman
------------------------         ------------------------------------------
                                 DAN BERMAN







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